Exhibit 23.2

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our reports dated November 17, 2010, with respect to the consolidated financial statements and financial statement schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 30, 2010 of Concur Technologies, Inc. and subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON

Seattle, Washington
February 11, 2011